Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "SECURITY DEVICES INTERNATIONAL INC.", FILED IN THIS OFFICE ON THE TWENTIETH DAY OF MARCH, A.D. 2013, AT 11:44 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

3933415 8100

130335928

You may verify this certificate online at corp.delaware.gov/authver.shtml

Jeffrey W. Bullock, Secretary of State

AUTHENTICATION: 0298140

DATE: 03-20-13

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:46 AM 03/20/2013
FILED 11:44 AM 03/20/2013
SRV 130335928 - 3933415 FILE

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
SECURITY DEVICES INTERNATIONAL INC.

Pursuant to Section 242 of the
Delaware General Corporation Law

THE UNDERSIGNED, the Secretary of SECURITY DEVICES INTERNATIONAL INC. (the "Corporation"), a corporation organized under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1. The Certificate of Incorporation of this Corporation is amended by changing the paragraph, "4.A." to read as follows:

4.A The authorized capital stock of the Corporation shall consist of 100,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value

2. This amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by the unanimous written consent of the Board of Directors and by the majority vote at a duly called and held meeting of the Shareholders of the Corporation.

IN WITNESS WHEREOF, I have hereunto signed this certificate of amendment of certificate of incorporation of SECURITY DEVICES INTERNATIONAL INC. this 15th day of March, 2013.

Boaz Dor, Secretary